EXHIBIT 99.1

MANTECH INTERNATIONAL CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On January 15, 2010, ManTech International Corporation (ManTech) completed the acquisition of all outstanding equity securities of Sensor Technologies Inc. (STI) for approximately $242.0 million in cash. The STI acquisition has been accounted for as a business combination using the acquisition method of accounting. Under the acquisition method of accounting, the initial purchase price was allocated to STI underlying assets and liabilities based on their fair values at the date of the acquisition. The excess of the purchase price over the underlying assets and liabilities was recorded as goodwill. The STI acquisition is already reflected in the condensed consolidated balance sheet as of March 31, 2010 included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2010.

The unaudited pro forma condensed consolidated statements of income included in this report for the twelve months ended December 31, 2009 and the three months ended March 31, 2010 have been prepared by management as if the STI acquisition had occurred on January 1, 2009.

The unaudited pro forma adjustments are based on management’s preliminary estimates of the value of the tangible and intangible assets and liabilities acquired. As a result, the final adjustments may differ from those presented in this unaudited pro forma consolidated financial information. A change in the unaudited pro forma adjustments of the purchase price for the acquisition would primarily result in a reallocation affecting the value assigned to intangible assets and goodwill. The income statement effect of these changes would depend on the nature and amount of the assets or liabilities adjusted.

The accompanying unaudited pro forma condensed consolidated statements of income have been prepared by management in accordance with rules prescribed by Article 11 of Regulation S-X. This pro forma consolidated financial information is provided for illustrative purposes only and is not intended to represent what the actual consolidated results of operations would have been had the acquisition occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations. No effect has been given for operational efficiencies that may have been achieved if the acquisition had occurred on January 1, 2009.

This information should be read in conjunction with ManTech’s historical financial statements and the accompanying notes in both our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2010, and with STI’s historical financial statements and the accompanying notes that are included in this Current Report on Form 8-K.

MANTECH INTERNATIONAL CORPORATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

	Twelve months ended December 31, 2009
(In Thousands Except Per Share Amounts)	ManTech International Corporation	Sensor Technologies Inc.	Acquisition Adjustments (Notes below)		Pro forma Combined
REVENUES	$2,020,334	$336,810	$(75)	(a)	$2,357,069
Cost of Services	1,668,763	306,167	(75)	(a)	1,974,855
General and administrative expenses	172,492	2,226	12,465	(b)	187,183

OPERATING INCOME	179,079	28,417	(12,465)		195,031
Interest expense	(1,141)	(3)	(4,135)	(c)	(5,279)
Interest income	215	57	—		272
Other income (expense), net	355	(6)	—		349

INCOME FROM CONTINUING OPERATIONS	178,508	28,465	(16,600)		190,373
BEFORE INCOME TAXES
Provision for income tax	(66,744)	—	(4,520)	(d)	(71,264)

INCOME FROM CONTINUING OPERATIONS	$111,764	$28,465	$(21,120)		$119,109

BASIC EARNINGS (LOSS) PER SHARE:
Basic earnings per share	$3.13				$3.34

Weighted average common shares outstanding	35,687				35,687

DILUTED EARNINGS (LOSS) PER SHARE:
Diluted earnings per share	$3.11				$3.31

Weighted average common shares outstanding	35,985				35,985

See notes to pro forma condensed consolidated financial statements.

MANTECH INTERNATIONAL CORPORATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

	Three months ended March 31, 2010
(In Thousands Except Per Share Amounts)	ManTech International Corporation	Sensor Technologies Inc.	Acquisition Adjustments (Notes below)		Pro forma Combined
REVENUES	$587,557	$17,965	$—		$605,522
Cost of Services	499,566	16,623	—		516,189
General and administrative expenses	42,759	170	368	(b)	43,297

OPERATING INCOME	45,232	1,172	(368)		46,036
Interest expense	(997)	—	(155)	(c)	(1,152)
Interest income	128	—	—		128
Other income (expense), net	(62)	—	—		(62)

INCOME FROM CONTINUING OPERATIONS	44,301	1,172	(523)		44,950
BEFORE INCOME TAXES
Provision for income tax	(16,760)	—	(248)	(d)	(17,008)

INCOME FROM CONTINUING OPERATIONS	$27,541	$1,172	$(771)		$27,942

BASIC EARNINGS (LOSS) PER SHARE:
Basic earnings per share	$0.76				$0.78

Weighted average common shares outstanding	36,020				36,020

DILUTED EARNINGS (LOSS) PER SHARE:
Diluted earnings per share	$0.76				$0.77

Weighted average common shares outstanding	36,332				36,332

See notes to pro forma condensed consolidated financial statements.

MANTECH INTERNATIONAL CORPORATION

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

1.	Basis of Pro Forma Presentation

The accompanying unaudited pro forma consolidated financial information has been prepared to give effect to the completed acquisition. The unaudited pro forma condensed consolidated statements of income are based on the individual statements of income of ManTech and STI and combine the results of operations of ManTech and of STI for the year ended December 31, 2009 and the three months ended March 31, 2010 as if the acquisition had occurred on January 1, 2009 for both pro forma statements of income.

The STI acquisition has been accounted for as a business combination using the acquisition method of accounting under the Financial Accounting Standard Board (FASB) Accounting Standards Codification (ASC) 805, Business Combinations. Under the acquisition method of accounting, the initial purchase price was allocated to STI underlying assets and liabilities based on their fair values at the date of the acquisition. The excess of the purchase price over the underlying assets and liabilities was recorded as goodwill. Detailed information regarding the purchase price allocation was included in the accompanying notes to the condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the three months ended March 31, 2010.

2.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the allocation of the purchase price, including adjusting assets and liabilities to fair value and recognizing intangibles, with related changes in depreciation and amortization expense, and to reflect the effects of the financing necessary to complete the acquisition.

The pro forma adjustments included in the unaudited pro forma condensed consolidated statements of income are as follows:

a) To offset the impact of work that STI subcontracted to ManTech during the periods presented in the pro forma statements of income.

b) To reflect the amortization expense relating to the identifiable intangible assets recorded as a result of the acquisition STI on January 15, 2010. Intangible assets are being amortized using the pattern of benefits method. The following table sets forth the components of intangible assets associated with the acquisition (Dollars in Thousands):

	Preliminary Fair Value	Estimated Useful Life
Backlog	$7,750	1 year
Customer Relationships	85,200	20 years
Non-Compete Agreements	250	4 years

Total Intangible Assets	$93,200

Backlog and customer relationships represent the underlying relationships and agreements with STI’s existing customers. Non-compete agreements represent the amount of lost business that could occur if the sellers, in the absence of non-compete agreements, were to compete with the Company.

c) To record additional interest expense had increased borrowings under our credit facility for the acquisition of STI been in place at the beginning of the earliest period presented. These adjustments are not meant to be representative of the debt level and interest expense that might have been required had the acquisition taken place at the beginning of the periods and is not indicative of past or future performance. The adjustments have been calculated by applying the average LIBOR rate for the twelve months ended December 31, 2009 and the three months ended March 31, 2010, plus the applicable market-rate spread determined based on the Company’s leverage ratio calculation, with an assumed debt level of $200.0 million during each respective period.

Deferred financing fees of approximately $0.7 million were capitalized in conjunction with amending our revolving credit agreement. All capitalized loan costs have been amortized over the expected life of the loan. Additional loan costs related to the amendment of our revolving credit agreement in connection with the STI acquisition have been amortized over the remaining expected life of the loan.

d) To record an income tax provision for STI historical and pro forma adjustments at a statutory rate of 38.1% and 38.2% for the twelve months ended December 31, 2009 and the three months ended March 31, 2010, respectively.

3.	Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share are based on the weighted average number of shares of ManTech common stock outstanding during the periods. The diluted weighted average number of shares does not include outstanding stock options if their inclusion would be anti-dilutive.